Exhibit 99.1

Explanation of Responses:

(1) The Reporting Person is the member of BPY Retail IV LLC, which directly holds shares of Common Stock. The Reporting Person may be deemed to have an indirect pecuniary interest in the shares of Common Stock held by such person. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock held by such person is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such person, except to the extent of any indirect pecuniary interest therein.

(2) The Reporting Person is the member of BPY Retail V LLC, which directly holds shares of Common Stock. The Reporting Person may be deemed to have an indirect pecuniary interest in the shares of Common Stock held by such person. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock held by such person is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such person, except to the extent of any indirect pecuniary interest therein.